Exhibit 99

MATRIX SERVICE COMPANY REPORTS THIRD QUARTER FISCAL 2023 RESULTS
TULSA, OK – May 8, 2023 – Matrix Service Company (Nasdaq: MTRX), through its subsidiaries, is a leading North American industrial engineering, construction, and maintenance contractor headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.
Key highlights:
•Project awards of $308.7 million produced a book-to-bill of 1.7 for the quarter; year-to-date awards of $862.0 million produced a book-to-bill of 1.5
•Backlog increased by 12% to $832.4 million compared to the second quarter of fiscal 2023, up 41% since the beginning of the fiscal year
•Third quarter revenue of $186.9 million, an increase of 6% compared to the third quarter of fiscal 2022
•Loss per share of $0.47; adjusted loss per share of $0.33(1)
•Adjusted EBITDA loss of $7.7 million(1) for the third quarter of fiscal 2023
“We continued to see strong award momentum in our third fiscal quarter, which is reflected in a book-to-bill of 1.7, our seventh consecutive quarter at or above 1.0. We have now received $862.0 million of project awards, up 35 percent over the same period in the prior fiscal year, and bidding activity continues to be strong. We expect the trend in backlog growth to continue in the coming quarters,” said Matrix Service Company president and CEO John R. Hewitt. "As we begin work on several recently awarded large projects, especially in the Storage and Terminal Solutions segment, we expect our financial performance to significantly improve in our fourth fiscal quarter."
Earnings Summary
Revenue of $186.9 million during the third quarter of fiscal 2023 was lower than revenue of $193.8 million during the second quarter of fiscal 2023 as certain projects awarded in prior periods continue to work off while the contribution to revenue of newly awarded projects is still limited as they progress through engineering and planning stages.
Gross margin was 2.4% in the third quarter of fiscal 2023 compared to a negative gross margin of (0.7%) in the second quarter of fiscal 2023. Our results of operations were primarily impacted by revenue levels, which led to under-recovery of construction overhead costs in some operating units. In addition, our results were impacted by increased forecasted costs to complete and close out certain midstream gas processing work, which was partly offset by the net positive impact of strong performance of other projects.
In the Storage and Terminals Solutions segment, revenue decreased to $52.2 million in the third quarter as compared to $62.5 million in the second quarter. Project awards, which have been strong with a year-to-date book-to-bill of 1.6, will begin to substantially impact revenue in the fourth quarter. Negative gross margin of (1.6%) for the quarter was primarily caused by low revenue volume, which led to the under recovery of construction overhead costs. Revenue volumes during the quarter were lower as the strong storage project awards received in the first nine months of fiscal 2023 are not expected to positively impact revenue until the fourth quarter of fiscal 2023.
In the Process and Industrial Facilities segment, revenue increased 23% to $99.7 million in the third quarter compared to $80.8 million in the second quarter. The increase was primarily related to refinery turnarounds and maintenance. Third quarter gross margin of 3.2% was negatively impacted by increased forecasted costs to complete and close out midstream gas processing capital work, which resulted in reducing gross profit by $3.3 million for the quarter. We expect this work to be mechanically complete by the beginning of July 2023. Segment gross margin was also negatively impacted by the under-recovery of construction overhead costs. Other work in the segment, including refinery turnaround and maintenance, aerospace, and mining and minerals, which amounted to approximately 80% of segment revenue, produced a gross margin of approximately 10% on strong project execution.
In the Utility and Power Infrastructure segment, revenue decreased to $35.0 million in the third quarter compared to $50.5 million in the second quarter following completion of peak shaver work which positively impacted revenue in the first half of the year. Revenue from a peak shaver project added to backlog in the second quarter will not begin to benefit revenue until late in the fourth quarter of fiscal 2023. Third quarter gross margin was 8.0%. This margin was driven by good execution on of a mix of work that that was primarily comprised of reimbursable power delivery work. As the volume of LNG peak shaving work increases in this segment, we will be able to sustain and exceed this gross margin level.
Consolidated SG&A expenses were $16.9 million in the third quarter, consistent with the first two quarters of the year. The Company continued its focus on cost control and expects to leverage the cost structure as revenues improve beginning in the fourth quarter.
Our effective tax rates for the third quarter of fiscal 2023 was 2.8% compared to 0.0% in second quarter. The effective tax rates for both periods were impacted by the valuation allowance placed on all our deferred tax assets due to the existence of a cumulative loss over a three-year period. As a result, we expect the effective tax rate to be around zero throughout the fiscal year.
For the third quarter of fiscal 2023, we had a net loss of $12.7 million, or $0.47 per share, compared to a net loss of $32.8 million, or $1.22 per share, in the second quarter. For the third quarter of fiscal 2023, we had an adjusted net loss of $8.9 million, or $0.33 per share, compared to an adjusted net loss of $14.4 million, or $0.53 per share, in the second quarter(1).
Backlog
Our backlog increased by $91.9 million from the end of the prior quarter to $832.4 million as of March 31, 2023. Project awards totaled $308.7 million in the third quarter of fiscal 2023, leading to a book-to-bill ratio of 1.7. On a segment basis, the third quarter book-to-bill was 0.7 for Utility and Power Infrastructure, driven largely by bookings of power delivery work. For Process and Industrial Facilities, the book-to-bill was 2.2, driven largely by the award of a significant construction project to upgrade a natural gas compressor station. For Storage and Terminal Solutions, the quarterly book-to-bill was 1.3, driven by a mix of smaller awards for capital projects as well as various tank maintenance and repair work. The table below summarizes our awards, book-to-bill ratios and backlog by segment for our third fiscal quarter (amounts are in thousands, except for book-to-bill ratios):

	Three Months Ended March 31, 2023		Nine Months Ended March 31, 2023		Backlog as of March 31, 2023(2)
Segment:	Awards	Book-to-Bill(1)	Awards	Book-to-Bill(1)
Utility and Power Infrastructure	$25,598	0.7	$166,249	1.3	$137,879
Process and Industrial Facilities	217,491	2.2	382,626	1.4	401,099
Storage and Terminal Solutions	65,657	1.3	313,151	1.6	293,379
Total	$308,746	1.7	$862,026	1.5	$832,357

(1)Calculated by dividing project awards by revenue recognized during the period.
(2)Backlog was reduced by $30.0 million to account for a reduction of work available to us in an existing facility upgrade and service program.

Financial Position
As of March 31, 2023, we had total liquidity of $92.4 million and $15.0 million in debt. Liquidity is comprised of $48.2 million of unrestricted cash and cash equivalents and $44.2 million of borrowing availability under the ABL Facility. The company also has $25.0 million of restricted cash to support the ABL Facility.
(1)Non-GAAP Financial Measure
Adjusted loss and adjusted loss per share are non-GAAP financial measures which exclude goodwill impairment, restructuring costs, the accelerated amortization of deferred debt amendment fees associated with the prior credit agreement, the tax impact of these first three items, and the financial impact of a valuation allowance placed on our deferred tax assets. Adjusted EBITDA is a non-GAAP financial measure which excludes goodwill impairment, restructuring costs, stock-based compensation, interest expense, provision for income taxes and depreciation and amortization expense. See the Non-GAAP Financial Measures section included at the end of this release for a reconciliation to net loss and net loss per share.
Conference Call Details
In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Tuesday, May 9, 2023.
A live webcast of the conference call will be available on the Investor Relations page of the Company's website at matrixservicecompany.com under Events and Presentations. Investors and other interested parties can access a live audio-visual webcast using this webcast link: https://edge.media-server.com/mmc/p/g6c6paja, or through the Company’s website at www.matrixservicecompany.com on the Investors Relations page under Events & Presentations.
For those unable to participate in the conference call, a replay of the webcast will be available on the Investor Relations page of the Company's website.
The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Matrix Service Company (Nasdaq: MTRX), through its subsidiaries, is a leading North American industrial engineering and construction contractor headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.
The Company reports its financial results in three key operating segments: Utility and Power Infrastructure, Process and Industrial Facilities, and Storage and Terminal Solutions.
With a focus on sustainability, building strong Environment, Social and Governance (ESG) practices, and living our core values, Matrix ranks among the Top Contractors by Engineering-News Record, was recognized for its Board diversification, is an active signatory to CEO Action for Diversity and Inclusion, and is consistently recognized as a Great Place to Work®. To learn more about Matrix Service Company, visit matrixservicecompany.com and read our inaugural Sustainability Report.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the successful implementation of the Company's business improvement plan and the factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Kellie Smythe
Senior Director, Investor Relations
T: 918-359-8267
Email: ksmythe@matrixservicecompany.com

Matrix Service Company
Condensed Consolidated Statements of Income
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31, 2023	March 31, 2022	March 31, 2023	March 31, 2022
Revenue	$186,895	$177,003	$589,166	$507,061
Cost of revenue	182,476	178,766	573,041	509,125
Gross profit (loss)	4,419	(1,763)	16,125	(2,064)
Selling, general and administrative expenses	16,862	17,041	51,218	49,592
Goodwill impairment	—	18,312	12,316	18,312
Restructuring costs	316	(1,578)	2,881	(278)
Operating loss	(12,759)	(35,538)	(50,290)	(69,690)
Other income (expense):
Interest expense	(268)	(204)	(1,556)	(2,705)
Interest income	94	19	164	69
Other	(116)	677	(706)	534
Loss before income tax expense (benefit)	(13,049)	(35,046)	(52,388)	(71,792)
Provision (benefit) for federal, state and foreign income taxes	(363)	(147)	(363)	5,564
Net loss	$(12,686)	$(34,899)	$(52,025)	$(77,356)

Basic loss per common share	$(0.47)	$(1.30)	$(1.93)	$(2.90)
Diluted loss per common share	$(0.47)	$(1.30)	$(1.93)	$(2.90)
Weighted average common shares outstanding:
Basic	27,038	26,783	26,969	26,714
Diluted	27,038	26,783	26,969	26,714

Matrix Service Company
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands)

	March 31, 2023	June 30, 2022
Assets
Current assets:
Cash and cash equivalents	$48,204	$52,371
Accounts receivable, less allowances (March 31, 2023—$1,100 and June 30, 2022—$1,320)	163,426	153,879
Costs and estimated earnings in excess of billings on uncompleted contracts	53,398	44,752
Inventories	8,027	9,974
Income taxes receivable	539	13,547
Prepaid expenses	6,369	4,024
Other current assets	4,801	8,865
Total current assets	284,764	287,412
Restricted cash	25,000	25,000
Property, plant and equipment - net	50,541	53,869
Operating lease right-of-use assets	22,889	22,067
Goodwill	29,712	42,135
Other intangible assets, net of accumulated amortization	3,499	4,796
Other assets, non-current	9,542	5,514
Total assets	$425,947	$440,793

Matrix Service Company
Condensed Consolidated Balance Sheets (continued)
(unaudited)
(In thousands, except share data)

	March 31, 2023	June 30, 2022
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$65,518	$74,886
Billings on uncompleted contracts in excess of costs and estimated earnings	114,729	65,106
Accrued wages and benefits	13,257	21,526
Accrued insurance	5,823	6,125
Operating lease liabilities	4,605	5,715
Other accrued expenses	4,477	4,427
Total current liabilities	208,409	177,785
Deferred income taxes	26	26
Operating lease liabilities	21,727	19,904
Borrowings under asset-backed credit facility	15,000	15,000
Other liabilities, non-current	782	372
Total liabilities	245,944	213,087
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of March 31, 2023 and June 30, 2022; 27,037,556 and 26,790,514 shares outstanding as of March 31, 2023 and June 30, 2022, respectively	279	279
Additional paid-in capital	139,257	139,854
Retained earnings	59,253	111,278
Accumulated other comprehensive loss	(8,897)	(8,175)
	189,892	243,236
Treasury stock, at cost — 850,661 shares as of March 31, 2023, and 1,097,703 shares as of June 30, 2022	(9,889)	(15,530)
Total stockholders' equity	180,003	227,706
Total liabilities and stockholders’ equity	$425,947	$440,793

Matrix Service Company
Results of Operations
(unaudited)
(In thousands)

	Three Months Ended		Nine months ended
	March 31, 2023	March 31, 2022	March 31, 2023	March 31, 2022
Gross revenue
Utility and Power Infrastructure	$35,024	$59,341	$130,483	$171,298
Process and Industrial Facilities	99,706	69,786	267,232	167,033
Storage and Terminal Solutions	53,871	49,254	194,291	175,174
Total gross revenue	$188,601	$178,381	$592,006	$513,505
Less: Inter-segment revenue
Utility and Power Infrastructure	$—	$—	$54	$—
Process and Industrial Facilities	—	815	109	3,841
Storage and Terminal Solutions	1,706	563	2,677	2,603
Total inter-segment revenue	$1,706	$1,378	$2,840	$6,444
Consolidated revenue
Utility and Power Infrastructure	$35,024	$59,341	$130,429	$171,298
Process and Industrial Facilities	99,706	68,971	267,123	163,192
Storage and Terminal Solutions	52,165	48,691	191,614	172,571
Total consolidated revenue	$186,895	$177,003	$589,166	$507,061
Gross profit (loss)
Utility and Power Infrastructure	$2,790	$(492)	$6,929	$(7,089)
Process and Industrial Facilities	3,160	(441)	2,359	6,663
Storage and Terminal Solutions	(810)	(458)	8,403	(216)
Corporate	(721)	(372)	(1,566)	(1,422)
Total gross profit (loss)	$4,419	$(1,763)	$16,125	$(2,064)
Selling, general and administrative expenses
Utility and Power Infrastructure	$1,869	2,910	$5,394	$9,109
Process and Industrial Facilities	3,556	3,198	11,308	8,752
Storage and Terminal Solutions	5,735	4,063	15,342	12,850
Corporate	5,702	6,870	19,174	18,881
Total selling, general and administrative expenses	$16,862	$17,041	$51,218	$49,592
Goodwill impairment and restructuring costs
Utility and Power Infrastructure	$—	$2,659	$37	$2,705
Process and Industrial Facilities	106	6,856	13,119	6,839
Storage and Terminal Solutions	79	7,219	984	7,293
Corporate	131	—	1,057	1,197
Total goodwill impairment and restructuring costs	$316	$16,734	$15,197	$18,034
Operating income (loss)
Utility and Power Infrastructure	$921	$(6,061)	$1,498	$(18,903)
Process and Industrial Facilities	(502)	(10,495)	(22,068)	(8,928)
Storage and Terminal Solutions	(6,624)	(11,740)	(7,923)	(20,359)
Corporate	(6,554)	(7,242)	(21,797)	(21,500)
Total operating loss	$(12,759)	$(35,538)	$(50,290)	$(69,690)

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, limited notice to proceed ("LNTP") or other type of assurance that we consider firm. The following arrangements are considered firm:

•fixed-price awards;

•minimum customer commitments on cost plus arrangements; and

•certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a LNTP, we include the entire scope of work in our backlog if we conclude that the likelihood of the full project proceeding as high. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.
The following table provides a summary of changes in our backlog for the three months ended March 31, 2023:

	Utility and Power Infrastructure	Process and Industrial Facilities	Storage and Terminal Solutions	Total
	(In thousands)
Backlog as of December 31, 2022	$147,305	$290,005	$303,159	$740,469
Project awards	25,598	217,491	65,657	308,746
Other adjustment(1)	—	(6,691)	(23,272)	(29,963)
Revenue recognized	(35,024)	(99,706)	(52,165)	(186,895)
Backlog as of March 31, 2023	$137,879	$401,099	$293,379	$832,357
Book-to-bill ratio(2)	0.7	2.2	1.3	1.7

(1)Backlog was reduced by $30.0 million to account for a reduction of work available to us in an existing facility upgrade and service program.
(2)Calculated by dividing project awards by revenue recognized during the period.

The following table provides a summary of changes in our backlog for the nine months ended March 31, 2023:

	Utility and Power Infrastructure	Process and Industrial Facilities	Storage and Terminal Solutions	Total
	(In thousands)
Backlog as of June 30, 2022	$102,059	$292,287	$195,114	$589,460
Project awards	166,249	382,626	313,151	862,026
Other adjustment(1)	—	(6,691)	(23,272)	(29,963)
Revenue recognized	(130,429)	(267,123)	(191,614)	(589,166)
Backlog as of March 31, 2023	$137,879	$401,099	$293,379	$832,357
Book-to-bill ratio(2)	1.3	1.4	1.6	1.5

(1)Backlog was reduced by $30.0 million to account for a reduction of work available to us in an existing facility upgrade and service program.
(2)Calculated by dividing project awards by revenue recognized during the period

Non-GAAP Financial Measures

In order to more clearly depict our core profitability, the following tables present our operating results after certain adjustments:

Reconciliation of Net Loss to Adjusted Net Loss(1)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31, 2023	March 31, 2022	March 31, 2023	March 31, 2022
Net loss, as reported	$(12,686)	$(34,899)	$(52,025)	$(77,356)
Goodwill impairment	—	18,312	12,316	18,312
Restructuring costs	316	(1,578)	2,881	(278)
Accelerated amortization of deferred debt amendment fees(2)	—	—	—	1,518
Tax impact of goodwill impairment, restructuring costs and accelerated amortization of debt amendment fees	(81)	(2,911)	(3,912)	(3,636)
Deferred tax asset valuation allowance(3)	3,583	7,671	13,347	21,869
Adjusted net loss	$(8,868)	$(13,405)	$(27,393)	$(39,571)

Loss per share, as reported	$(0.47)	$(1.30)	$(1.93)	$(2.90)
Adjusted loss per share	$(0.33)	$(0.50)	$(1.02)	$(1.48)

(1)This table presents non-GAAP financial measures of our adjusted net loss and adjusted loss per share for the three and nine months ended March 31, 2023 and 2022. The most directly comparable financial measures are net loss and loss per share, respectively, presented in the Condensed Consolidated Statements of Income. We have presented these non-GAAP financial measures because we believe they more clearly depict our core operating results during the periods presented and provide a more comparable measure of our operating results to other companies considered to be in similar businesses. Since adjusted net loss and adjusted loss per share are not measures of performance calculated in accordance with GAAP, they should be considered in addition to, rather than as a substitute for, the most directly comparable GAAP financial measures.
(2)Interest expense in fiscal 2022 included $1.5 million of accelerated amortization of deferred debt amendment fees.
(3)We placed a valuation allowance on our deferred tax assets in the second quarter of fiscal 2022 due to the existence of a cumulative loss over a three-year period. We will continue to place valuation allowances on newly generated deferred tax assets and will realize the benefit associated with the deferred tax assets for which the valuation allowance has been provided to the extent we generate taxable income in the future, or cumulative losses are no longer present and our future projections for growth or tax planning strategies are demonstrated. We placed valuation allowances of $3.6 million and $13.3 million on newly created net operating loss carry forwards generated from losses in the three and nine months ended March 31, 2023, respectively.

Reconciliation of Net Loss to Adjusted EBITDA(1)

	Three Months Ended		Nine months ended
	March 31, 2023	March 31, 2022	March 31, 2023	March 31, 2022
	(In thousands)
Net loss	$(12,686)	$(34,899)	$(52,025)	$(77,356)
Goodwill impairment	—	18,312	12,316	18,312
Restructuring costs	316	(1,578)	2,881	(278)
Stock-based compensation	1,407	2,088	5,154	5,823
Interest expense	268	204	1,556	2,705
Provision for federal, state and foreign income taxes	(363)	(147)	(363)	5,564
Depreciation and amortization	3,322	3,716	10,499	11,557
Adjusted EBITDA	$(7,736)	$(12,304)	$(19,982)	$(33,673)

(1)This table presents Adjusted EBITDA, which we define as net loss before goodwill impairment, restructuring costs, stock-based compensation expense, interest expense, income taxes, and depreciation and amortization, because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our Consolidated Statements of Income entitled “Net loss” is the most directly comparable GAAP measure to Adjusted EBITDA. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted EBITDA excludes certain financial information compared with net loss, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Adjusted EBITDA has certain material limitations as follows:
•It does not include impairment to goodwill. While impairment to goodwill is a non-cash expense in the period recognized, cash or other consideration was still transferred in exchange for goodwill in the period of the acquisition. Any measure that excludes impairment to goodwill has material limitations since this expense represents the loss of an asset that was acquired in exchange for cash or other assets.

•It does not include restructuring costs. Restructuring costs represent material costs that we incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.

•It does not include stock-based compensation. Stock-based compensation represents material amounts of equity that are awarded to our employees and directors for services rendered. While the expense is non-cash, we release vested shares out of our treasury stock, which has historically been replenished by using cash to periodically repurchase our stock. Therefore, any measure that excludes stock-based compensation has material limitations.

•It does not include interest expense. Because we have borrowed money to finance our operations and to acquire businesses, pay commitment fees to maintain our senior secured revolving credit facility, and incur fees to issue letters of credit under the senior secured revolving credit facility, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•It does not include income taxes. Because the payment of income taxes is a necessary and ongoing part of our operations, any measure that excludes income taxes has material limitations.

•It does not include depreciation or amortization expense. Because we use capital and intangible assets to generate revenue, depreciation and amortization expense is a necessary element of our cost structure. Therefore, any measure that excludes depreciation or amortization expense has material limitations.